THE DALMORE GROUP

Amended and Restated Broker-Dealer Agreement

This agreement (together with exhibits and schedules, the “Agreement”) is entered into by and between RSE Archive, LLC (“Client”) a Delaware Limited Liability Company, and Dalmore Group LLC, a New York Limited Liability Company (“Dalmore”).  Each of Client and Dalmore may be referred to herein as a “Party” and, collectively, the “Parties.”  Client and Dalmore agree to be bound by the terms of this Agreement, effective as of October 12, 2021 (the “Effective Date”):

Whereas, Dalmore is a registered broker-dealer providing technology and services in the equity and debt securities market, including offerings conducted pursuant to exemptions from the Securities Act of 1933, such as Regulation D (506(b) and 506(c)), Regulation A+, Regulation CF and others;

Whereas, Client, from time to time, is offering multiple series of securities directly to the public in an offering exempt from registration under Regulation A+ (each a “Series”, collectively, the “Offering”); and

Whereas, Client recognizes the benefit of having Dalmore as a service provider for investors who participate in a Series (“Investors”).

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Appointment, Term, and Termination

a.Client hereby engages and retains Dalmore to provide technology and compliance services at Client’s discretion.

b.The Agreement will commence on the Effective Date and will remain in effect for a period ending on the earlier of: (i) the final closing of the Offering for a Series for which Dalmore acts as broker-of-record, or (ii) the last date under which securities are permitted by applicable SEC rules to be offered and sold by Client under Client’s Offering Statement on Form 1-A, File No. 024-11057, that was initially qualified by the SEC on October 11, 2019 (the “Term”).  If either Party defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon sixty (60) days written notice if Client fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon thirty (30) days written notice if Dalmore fails to perform or observe any material term, covenant of condition to be performed or observed by it under this Agreement and such failure is uncured within the thirty days, (iii) upon written notice, if any material representation or warranty made by either Dalmore or Client proves to be incorrect at any time in any material respect, (iv) in order to comply with a Legal Requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or (v) upon thirty (30) days written notice from Client for convenience, or (vi) upon thirty (30) days written notice if Client or Dalmore commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency or other

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similar law, or either Party executes and delivers a general assignment for the benefit of its creditors. The description in this section of specific remedies will not exclude the availability of any other remedies.  Any delay or failure by Client to exercise any right, power, remedy or privilege will not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege.  No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege.  All terms of the Agreement, which should reasonably survive termination, shall so survive, including, without limitation, limitations of liability and indemnities, and the obligation to pay Fees relating to Services provided in accordance with this Agreement prior to termination.

2.Services. Dalmore will perform the services listed on Exhibit A attached hereto and made a part hereof, in connection with the Offering (the “Services”). Unless otherwise agreed to in writing by the parties.

3.Compensation, Fees, and Expenses.

a.As compensation for the Services, Client shall pay to Dalmore a fee equal to one hundred (100) basis points on the gross proceeds received by Client from Investors from each Series for which Dalmore acts as broker of record and for which securities are offered and sold during the Term.

b.Client shall pay a one-time set up fee of $5,000. The set-up fee will cover reasonable and necessary out-of-pocket expenses anticipated to be incurred by Dalmore, including, but not limited to  preparation of any necessary the Financial Industry Regulatory Authority, Inc. (“FINRA”) filings (or amendments thereto), working with the Client and its counsel in providing information for inclusion in the Client’s filings with the SEC to the extent necessary, coordination with all third party vendors involved in the Offering and any other services necessary and required prior to the approval of the Offering (and any Series). The firm will refund any fee related to the advance to the extent it was not used, incurred or provided to the Client.

c.The Client shall also engage Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Client will pay a one time Consulting Fee of $5,000 which will be due and payable immediately after FINRA issues a No Objection Letter.

d.Dalmore shall monitor its compensation to ensure that it receives an aggregate commission (including all compensation and fees received by Dalmore, from any source, in connection with the Offering) of no more than 8% of the total Offering proceeds.

4.Regulatory Compliance

a.Each Party shall be responsible for compliance with all applicable federal, state and local securities laws and regulations, including all applicable rules of self-regulatory organizations (together “Securities Regulations”).  To the extent that either Party fails to comply with Securities

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Regulations, it shall indemnify and defend the other Party from any damages resulting from the violation.

FINRA Corporate Filing Fee for a $75,000,000, best efforts offering will be $13,750, and will be a pass- through fee payable to Dalmore, from the Client, who will then forward it to FINRA as payment for the filing. The fee will be billed to Client after the initial filing and then after each subsequent 1-APOS filings for new Series.

b.Dalmore represents and warrants that it is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and FINRA and is not prohibited from receiving any commission pursuant to this Agreement by any applicable laws, rules or regulations of the SEC, FINRA, or other administrative or regulatory body or otherwise, and that it will not engage in any investment banking or other activities with the Client in connection with the Offering or otherwise in which Dalmore is not authorized to engage.

c.Client shall at all times (i) comply with all reasonable requests of Dalmore that are necessary for compliance with Securities Regulation; (ii) maintain its compliance with all applicable laws and Securities Regulations, except to the extent where the failure to do so will not have a material adverse effect; and (iii) pay all related fees and expenses (including the FINRA Fee), in each case that are necessary or appropriate to perform their respective obligations under this Agreement.  Client shall comply with and adhere to all applicable Dalmore policies and procedures, provided to Client prior to execution of this Agreement, except where the failure to do so will not materially and adversely affect Dalmore or Client.

d.Client and Dalmore will each be responsible for supervising the activities and training of their respective employees.

e.For the avoidance of doubt, in no event shall any Investor in any Series be considered a client or customer of Dalmore.  No Investor shall have an account of any type at Dalmore, nor shall any Investor be solicited by Dalmore.  In its role as broker of record, Dalmore shall have no discretion as to the acceptance or rejection of any investment.

f.Client and Dalmore agree to promptly notify the other concerning any material communications regarding Securities Regulations from any body or authority with jurisdiction over the activities being undertaken pursuant to this Agreement in connection with  the Offering, or the performance of the obligations set forth herein, unless such notification is expressly prohibited by such body or authority.

5.Role of Dalmore.  Dalmore (i) makes no representations with respect to the quality of any investment opportunity; (ii) will not act in any discretionary manner with or towards any Investor for which Client provides subscription documents; (iii) does not guarantee the performance of any party or facility which provides connectivity to Dalmore; and (iv) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a

THE DALMORE GROUP

recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction.

6.Indemnification.

a.Indemnification by Client.  Client shall indemnify and hold Dalmore, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”),  resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering having no cause by Dalmore..

b.Indemnification by Dalmore.  Dalmore shall indemnify and hold Client, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”),  resulting from or arising out of any third party (including Investors) suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Dalmore, (ii) the wrongful acts or omissions of Dalmore, or (iii) the Offering where any Losses are caused by Dalmore.

c.Indemnification Procedure.  If any Proceeding is commenced against a Party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the Party obligated to provide such indemnification.  The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement.

7.Limitations of Liability. Except as specifically set forth herein, neither Party shall be responsible to the other for any special, indirect, or consequential damages.

8.Notices.  Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices.  Until further notice, the address of each Party to this Agreement for this purpose shall be the following:

If to the Client:

           RSE Archive, LLC.

250 Lafayette Street, 2nd Floor

New York, NY 10012

Attn: George Leimer , CEO

Tel: 347-952-8058

hello@rallyrd.com.com

If to the Dalmore:

THE DALMORE GROUP

Dalmore Group, LLC.

525 Green Place

            Woodmere, NY 11598

Tel:  917-887-1948

Attn:  Etan Butler, Chairman

9.Confidentiality and Mutual Non-Disclosure:

a.Confidentiality.

i.Included Information. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a Party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the Client’s website or third party-party portal, (v) security codes, and (vi) all documentation provided by Client or Investor.

ii.Excluded Information. For purposes of this Agreement, the term “confidential and proprietary information” shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient.

iii.Confidentiality Obligations. During the Term and at all times thereafter, neither Party shall disclose Confidential Information of the other Party or use such Confidential Information for any purpose without the prior written consent of such other Party. Without limiting the preceding sentence, each Party shall use at least the same degree of care in safeguarding the other Party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a Party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such Party shall notify the other Party in writing promptly upon receipt of knowledge of such order so that such other Party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law.  Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Client acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Dalmore to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

10.Miscellaneous.

a.ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND DALMORE RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF FINRA.

THE DALMORE GROUP

b.This Agreement is non-exclusive and shall not be construed to prevent either Party from engaging in any other business activities

c.This Agreement constitutes the complete and exclusive statement of the agreement between the Parties as relates to the subject matter hereof and supersedes all proposals, oral or written, and all other representations, statements, negotiations and undertakings relating to the subject matter. No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of such Party. No waiver by either Party of any breach by the other Party of any of the provisions of this Agreement shall be construed as a waiver of any other provision or that provision on any other occasion. Neither Party may assign this Agreement and/or any of its rights and/or obligations hereunder without the prior written consent of the other Party and any such attempted assignment shall be void.

d.Neither Party will, without prior written approval of the other Party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other Party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other Party and to the clearing arrangements and/or any of the Services embodied in this Agreement.  Client and Dalmore will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement.

e.THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE STATUTORY AND COMMON LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Party

f.If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

g.Neither Party shall hold itself out as an agent of the other. Neither this Agreement, nor any activity thereunder, shall create a general or limited partnership, association, joint venture, branch, or agency relationship between Client and Dalmore. Nothing contained in this Agreement, and no action taken pursuant to the provisions of this Agreement or in connection with the Offering, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between Client, on the one hand, and Dalmore, or any other person or entity, on the other.

THE DALMORE GROUP

h.This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

THE DALMORE GROUP

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT: RSE Archive, LLC:

By: RSE Archive Manager, LLC, its managing member

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By:   /s/ George Leimer

Name: George Leimer

Its: CEO

DALMORE GROUP, LLC:

By:   /s/ Ricardo Gonzalez

Name:  Ricardo Gonzalez

Its:    CCO

THE DALMORE GROUP

Exhibit A

Services:

a.Dalmore Responsibilities – Dalmore agrees to:

i.Review and process Investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering), using Dalmore and third party vendors resources, and other compliance background checks, and provide a recommendation to Client whether or not to accept Investor as a customer of the Client based solely on AML and KYC process;

ii.Coordinate and help establish escrow services for Investor documentation, if necessary, through a third party qualified escrow agent:

iii.Review each Investor’s subscription agreement to confirm accuracy of information and such Investors participation in the Series, and based upon such review provide a determination to Client whether or not to accept the use of the subscription agreement for the Investor’s participation;

iv.Contact and/or notify the Client of any Investor that Dalmore advises Client to decline; For the avoidance of doubt, Dalmore shall not contact Investors directly, unless required by law, and only employees of Client will handle Investor communications.

v.Contact and/or notify the Client, if needed, to gather additional information or clarification;

vi.Serve as a registered agent for each Series on which it acts as broker-of-record where required for state blue sky law requirements;

vii.Coordinate and transmit book-entry data to Client’s transfer agent to assist in maintaining Client’s ownership registry for each Series;

viii.Keep Investor details and data confidential and not disclose to any third-party except as required by regulators or in performance of its obligations under this Agreement (e.g. as needed for AML and background checks);

ix.Named  as a broker-dealer of record in connection with specified Series of the Offering.